UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BALTIC TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Baltic Trading Limited
299 Park Avenue (20th Floor)
New York, New York 10171
(646) 443-8550

March 25, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY at 1:45 p.m. on Thursday, May 12, 2011.  Your Board of Directors looks forward to greeting those shareholders that are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

For the Annual Meeting, we are pleased to take advantage of the “Notice and Access” rule adopted by the Securities and Exchange Commission to furnish proxy materials to shareholders over the internet.  We believe this new process will provide you with an efficient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials.  On or about April 1, 2011, we intend to mail to most shareholders only a Notice of Internet Availability of Proxy Materials that tells them how to access and review information contained in the proxy materials and vote electronically over the internet.  If you received only the Notice in the mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

At the Annual Meeting, you will be asked to (i) elect two Class I Directors; (ii) ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2011; (iii) approve a non-binding, advisory resolution regarding the compensation of our named executives; and (iv) consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of our named executives.  Your Board of Directors recommends that you vote your shares “FOR” proposals (i), (ii), and (iii) and for “EVERY THREE YEARS” with respect to proposal (iv).  These proposals that are more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented.  Please vote your shares using the internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card and you will receive in response to your request.  Instructions on using each of these voting methods are outlined in the proxy statement. Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

/s/ Peter C. Georgiopoulos
Peter C. Georgiopoulos
Chairman

 Baltic Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Baltic Trading Limited, a Marshall Islands corporation (“Baltic Trading”), will be held on May 12, 2011 at 1:45 p.m. (local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY  for the following purposes:

1.	To elect Peter C. Georgiopoulos and Basil G. Mavroleon as Class I Directors to the Board of Directors of Baltic Trading;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Baltic Trading for the fiscal year ending December 31, 2011;

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof;

4.	To approve a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of the Company’s named executives; and

5.	To consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of the Company’s named executives.

Shareholders of record at the close of business on March 15, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting.  Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL.  PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET.  IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

/s/ John C. Wobensmith
John C. Wobensmith
President and Chief Financial Officer
New York, New York
March 25, 2011

Baltic Trading Limited
299 Park Avenue (20th Floor)
New York, New York 10171
(646) 443-8550

__________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 12, 2011

__________________

This proxy statement is furnished to shareholders of Baltic Trading Limited (“Baltic Trading” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Baltic Trading (the “Board”) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, on May 12, 2011 at 1:45 p.m., and at any adjournment or postponement thereof.

This proxy statement, the accompanying form of proxy and the Notice of Internet Availability are first being mailed to shareholders on or about April 1, 2011.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 15, 2011 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof.  As of  March 15, 2011, Baltic Trading had issued and outstanding 16,883,500 shares of common stock and 5,699,088 shares of Class B stock.  Each share of common stock is entitled to one vote, and each share of Class B stock is entitled to fifteen votes, on matters on which common shareholders are eligible to vote.  Holders of common stock and Class B stock vote together as a single class on all matters presented for vote, except as otherwise provided by law.  The common stock and Class B stock together comprise all of Baltic Trading’s issued and outstanding voting stock.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to John C. Wobensmith, Secretary of Baltic Trading, stating that the proxy is revoked;
•	by submitting another proxy with a later date; or
•	by attending the Annual Meeting and voting in person.

Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted “FOR” the election of such nominee, “FOR” the approval of each proposal, and “EVERY THREE YEARS” for the advisory resolution regarding the compensation of Baltic Trading’s named executives. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is a routine matter that is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting.

The proposals to (i) elect two Class I Directors; (ii) approve a non-binding, advisory resolution regarding the compensation of our named executives; and (iii) consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of our named executives, are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on any of these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Annual Meeting

Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”
1.	Election of Directors	Plurality of votes cast	No effect	No effect

2.	Appointment of Independent Auditors	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

3.	Advisory Vote on Executive Compensation	Affirmative vote of a majority of the common shares represented and entitled to vote	Same effect as a vote “against”	No effect

4.	Advisory Vote on Frequency of Advisory Vote on Executive Compensation	Plurality of votes cast	No effect	No effect

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@baltictrading.com.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held May 12, 2011.

Our Proxy Statement and Annual Report to Shareholders are
available at www.proxyvote.com.

Your vote is important. Thank you for voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under Baltic Trading’s Certificate of Incorporation, as amended, the Board of Directors is classified into three classes. The two directors serving in Class I have terms expiring at the 2011 Annual Meeting. The Board of Directors has nominated the Class I directors currently serving on the Board of Directors, Peter C. Georgiopoulos and Basil G. Mavroleon, for re-election to serve as Class I directors of the Company for a three-year term until the 2014 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.  Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF MESSRS. GEORGIOPOULOS AND MAVROLEON AS CLASS I DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for election or re-election as Class III Directors:

Name	Age	Class	Position

Peter C. Georgiopoulos	50	I	Chairman and Director
Basil G. Mavroleon	63	I	Director

Peter C. Georgiopoulos has served as Chairman and as a member of our Board of Directors since our inception. Since 2005, Peter C. Georgiopoulos has served as Chairman and a member of the board of directors of Genco Shipping & Trading Limited, the Company’s parent, which he founded.  Since 1997, Mr. Georgiopoulos served as Chairman and a member of the board of directors of General Maritime Corporation and its predecessors, which he founded, and he served as CEO from 1997 to 2008 and President from 2003 to 2008.  Under the leadership of Mr. Georgiopoulos, General Maritime Corporation grew from a single ship ownership company to what today is an industry leader listed on the New York Stock Exchange.  Mr. Georgiopoulos is also Chairman and a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange.  From 1991 to 1997, he was the principal of Maritime Equity Management, a ship-owning and investment company that he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Before entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. He holds an MBA from Dartmouth College. As a result of these and other professional experiences, Mr. Georgiopoulos possesses knowledge and experience regarding our history and operations and the shipping industry, finance and capital markets, that strengthen the Board’s collective qualifications, skills and experience.

Basil G. Mavroleon has served as a director of our company since March 15, 2010. Mr. Mavroleon has served as a director of Genco Shipping & Trading Limited, the parent of the Company, since July 27, 2005. Mr. Mavroleon has been employed in the shipping industry for the last 40 years. Since 1970, Mr. Mavroleon has work at Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States.  Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for twenty-five years and presently holds the position of Manager of the Projects Group.  Mr. Mavroleon also serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, marine projects and tanker chartering brokerage based in Piraeus, Greece.  Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that dealt with tanker freight forward agreements and derivatives.  Mr. Mavroleon is a member of the Baltic Exchange, is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, is on the advisory board of NAMMA (North American Maritime Ministry Association), a board member of NAMEPA (North American Marine Environmental Protection Association), and is Chairman of the New York World Scale Committee.  Mr. Mavroleon is a member of the Hellenic Chamber of Commerce, the Connecticut Maritime Association, NYMAR (New York Maritime Inc.), the Maritime Foundation Knowledge Center and serves on the board of trustees of the Maritime Aquarium, Norwalk, CT.  Mr. Mavroleon was educated at Windham College, Putney, VT. As a result of these and other professional experiences, Mr. Mavroleon possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

Continuing Director Information

The following table sets information regarding our directors whose terms continue after the 2011 Annual Meeting. The terms for Directors in Class II expire at the 2012 Annual Meeting, and the terms for Directors in Class III expire at the 2013 Annual Meeting.

Name	Age	Class	Position

Edward Terino	57	II	Director
George Wood	65	II	Director
Harry A. Perrin	57	III	Director

Class II Directors – Terms Expiring at the 2012 Annual Meeting

Edward Terino has served as a director of our company since March 15, 2010. Mr. Terino has served as President of GET Advisory Services, LLC, a strategic and financial management consulting firm focused on the maritime and technology industries, since March 2009.  He has also served since 2007 as director of S1 Corporation, an internet banking and payments software company, where he is also Chairman of the Audit Committee and a member of the Compensation Committee. From November 2009 to November 2010, Mr. Terino served as a director of Phoenix Technologies, Inc., a BIOS software company, where he was Chairman of the Audit Committee and a member of the Compensation Committee.  From July 2010 to the present, Mr. Terino has served as a director of SeaChange International, a video on-demand software company, where he is a member of the Audit Committee and a member of the Governance and Nominating Committee.  From January 2009 through March 2009, Mr. Terino served as a consultant to General Maritime Corporation following the merger of Arlington Tankers Ltd. (Arlington) with General Maritime Corporation in December 2008. Prior to the merger, Mr. Terino was the President, Chief Executive Officer and Chief Financial Officer of Arlington, an international seaborne transporter of crude oil and petroleum products, a position he held since January 2008. Mr. Terino served as Arlington's Co-Chief Executive Officer and Chief Financial Officer from July 2005 until August 2007, and as its Chief Executive Officer, interim President and Chief Financial Officer from August 2007 until January 2008. From October 1999 until March 2006, Mr. Terino served on the board of directors and as Chairman of the Audit Committee of EBT International, Inc., a Web content management software company. From September 2001 until June 2005, Mr. Terino served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Art Technology Group, Inc., a provider of Internet-based e-commerce software focused on the Global 1000 market.  As a result of these and other professional experiences, Mr. Terino possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board’s collective qualifications, skills and experience.

George Wood has served as a director of our company since March 15, 2010. Mr. Wood has also served as managing director of Chancery Export Finance LLC (Chancery), a firm with a master guarantee agreement with the Export Import Bank of the United States of America, or ExIm Bank since May 2004. Chancery provides ExIm Bank guaranteed financing for purchase of U.S.-manufactured capital goods by overseas buyers. Before becoming managing director of Chancery, Mr. Wood worked as managing director of Baltimore-based Bengur Bryan & Co, or Bengur Bryan from April 2000 to May 2004, providing investment banking services to transportation-related companies in the global maritime, U.S. trucking, motor coach and rail industries. Prior to this, Mr. Wood was employed for 27 years in various managerial positions at the First National Bank of Maryland, which included managing the International Banking Group as well as the bank's specialized lending divisions in leasing, rail, maritime and motor coach industries, encompassing a risk asset portfolio of $1.2 billion. Mr. Wood presently serves as a member of the boards of directors of Atlanta-based Infinity Rails, where he has been a director since October 2004; Wawa Inc., where he has been a director since November 1990 and currently serves as Chairman of the Finance Committee and a member of the Compensation Committee and Strategic Gasoline Committee; and Ultrapetrol (Bahamas) Ltd., where he has been a director since October 2006 and serves as Chairman of the Audit Committee. Mr. Wood holds a B.S. in Economics and Finance from the University of Pennsylvania and an MBA from the University of North Carolina and became a CPA in 1980. As a result of these and other professional experiences, Mr. Wood possesses knowledge and experience regarding general business and finance that strengthen the Board’s collective qualifications, skills and experience.

Class III Director – Term Expiring at the 2013 Annual Meeting

Harry A. Perrin has served as a director of our company since March 15, 2010. Mr. Perrin has served as a director of Genco Shipping & Trading Limited, the parent of the Company since August 15, 2005. Mr. Perrin is a partner in the Houston office of Vinson & Elkins, where he has been employed since August 2007. From June 2001 through November 2006, Mr. Perrin worked as an investment banker with Petrie Parkman & Co, an investment banking and financial advisory firm with offices in Houston, Texas and Denver, Colorado. In December 2006, Merrill Lynch acquired Petrie Parkman, and at that time, Mr. Perrin was hired as an investment banker at Merrill Lynch where he was employed until May 2007. Prior to joining Petrie Parkman, Mr. Perrin was a partner for ten years in the business finance and restructuring group of the Houston office of Weil Gotshal & Manges. Mr. Perrin received his Bachelor of Business Administration in Accounting with Honors from the University of Texas at Austin in 1975. He received his J.D. with High Honors from the University of Houston in 1980. Mr. Perrin is a member of the State Bar of Texas, and is a licensed Certified Public Accountant in the State of Texas. As a result of these and other professional experiences, Mr. Perrin possesses knowledge and experience regarding general business, finance and the law that strengthen the Board’s collective qualifications, skills and experience.

Corporate Governance

Governance Materials - All of the Company’s corporate governance materials, including the committee charters of the Board and the Company’s Corporate Governance Guidelines, are published on the Corporate Governance section of the Company’s website under “Investor” at www.balticshipping.com.  These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its committee charters as warranted.  Any modifications are reflected on the Company’s website, including modifications recently made to all of its committee charters in connection with the Company’s listing on the NYSE.

Director Independence - It is the Board’s objective that a majority of the Board consists of independent directors. For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Company. The Board follows the criteria set forth in applicable NYSE listing standards to determine director independence.  The Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by applicable NYSE listing standards.  Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director compensation.

The independent directors of the Company are Basil G. Mavroleon, Harry A. Perrin, Edward Terino, and George Wood.  The Board has determined that each of the members of the Audit, the Compensation and the Nominating and Corporate Governance Committees, respectively, are independent as defined in the applicable NYSE listing standards.  In determining that Mr. Wood is independent, the Board considered that Mr. Wobensmith owns stock in a private corporation in which Mr. Wood serves as a director and of which a trust for the benefit of members of Mr. Wood's family owns a substantial interest.  This investment was deemed immaterial to Mr. Wood.

Code of Ethics - All directors, officers, employees and agents of the Company must act ethically at all times and in accordance with the policies comprising the Company’s code of ethics set forth in the Company’s Code of Ethics. Under the Company’s Code of Ethics, the Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

The Company’s Code of Ethics is available on the Company’s website at www.baltictrading.com and is available in print to any shareholder upon request.

Communicating Concerns to Directors – Shareholders or other interested parties may communicate directly with any individual director, with the Board of Directors as a group, with the Chairman or other presiding director for the non-management directors, or with non-management directors as a group pursuant to Section 303A.03 of the NYSE’s Listed Company Manual.  All of Baltic Trading’s directors are currently non-management directors.  All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue, 20th Floor, New York, New York 10171.  Once the communication is received by the Secretary, the Secretary reviews the communication.  Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors. Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

During fiscal year 2010, there were four meetings of the Board of Directors.  A quorum of Directors was present, either in person or telephonically, for all of the meetings.  Actions were also taken during the year by unanimous written consent of the Directors.  All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all Committees of the Board on which they served.  The Company encourages all directors to attend each annual meeting of shareholders.

During fiscal year 2010, Baltic Trading’s Audit Committee was comprised of Edward Terino, Harry A. Perrin, and George Wood, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate.  Each of our three Audit Committee members is also a financial expert as defined under Item 401(h)(2) of Regulation S-K.  Please refer to our Audit Committee members’ biographical information starting on page 5 for their relevant experience.  From July 2010 to November 2010, Mr. Terino served on the audit committees of three public companies in addition to that of the Company.  Pursuant to Section 303A.07 of the NYSE’s Listed Company Manual, the Board of Directors determined that such simultaneous service did not impair his ability to effectively serve on the Company’s Audit Committee.  Through its written charter, the Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. The Audit Committee held five meetings during fiscal year 2010.

During fiscal year 2010, Baltic Trading’s Compensation Committee was comprised of Basil G. Mavroleon and Edward Terino, both of whom qualify as independent under the listing requirements of the NYSE, and neither of whom is an employee of Baltic Trading.  Through its written charter, the Compensation Committee administers Baltic Trading’s equity incentive plan and other corporate benefits programs.  The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends executive officer bonuses, equity grants and other compensation.   The Compensation Committee generally does not delegate its authority, although Baltic Trading’s officers are responsible for the day-to-day administration of Baltic Trading’s 2010 Equity Incentive Plan.  The Compensation Committee’s primary processes for establishing and overseeing executive compensation can be found under “Compensation Discussion and Analysis” below.   Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee.  The Compensation Committee held three meetings during fiscal year 2010.

During fiscal year 2010, Baltic Trading’s Nominating and Corporate Governance Committee was comprised of Harry A. Perrin and George Wood, both of whom qualify as independent under the listing requirements of the NYSE, and neither of whom is an employee of Baltic Trading.  Through its written charter, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. When a vacancy exists on the Board, or when the Board determines to add an additional director, the nominating and corporate governance committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others.  The committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date.  The committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate’s background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time.  The committee considers candidates based on materials provided, and will consider whether an interview is appropriate.  The committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at the Company’s headquarters, on the same basis.  The Nominating and Corporate Governance Committee did not meet during fiscal year 2010.

As noted above, the Nominating and Corporate Governance Committee considers many factors when determining the eligibility of candidates for nomination to the Board. The Committee does not have a diversity policy; however, in the event of a vacancy, the Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission.

Executive Sessions

Under the Corporate Governance Guidelines that the Company adopted in connection with its listing on the New York Stock Exchange to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate.  In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year.  The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting.  All of Baltic Trading’s directors are currently non-management directors, and three executive sessions of independent directors were held in fiscal year 2010, including two meetings to consider transactions involving Maritime Equity Partners LLC, a company controlled by our Chairman, Peter C. Georgiopoulos.

Board Leadership Structure

As noted above, our Board is currently comprised of four independent directors and one non-independent director.  We recognize that different Board leadership structures may be appropriate for the Company during different periods of time and under different circumstances.  We believe that our current Board leadership structure is suitable for us because it allows us to consider a broad range of opinions in the course of our Board deliberations, including those with knowledge of the Company’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.

The Board does not have a policy on whether or not the roles of President and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of the Company and its shareholders at the time of such determination.

Our Board has placed the responsibilities of Chairman with a non-employee member of the Board which we believe fosters better accountability between the Board and our management team.  Our Chairman has been closely involved with the Company since its founding.  Given his unique knowledge, experience and relationship with the Board, we believe his continued service as Chairman provides significant value to the Company and its shareholders, and that it is beneficial for our Chairman to lead our Board members as they provide leadership to our management team.  In addition, our Chairman contributes significantly to developing and implementing our strategy; facilitating communication among the directors; developing Board meeting agendas in consultation with management; and presiding at Board and shareholder meetings. This delineation of duties allows the President to focus his attention on managing the day-to-day business of the Company.

Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

The Board believes that oversight of the Company’s risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of the Company’s strategic planning process. The subject of risk management is regularly discussed at Board meetings with our President and our Chief Financial Officer.  Additionally, the charters of certain of the Board’s committees assign oversight responsibility for particular areas of risk. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting.  Our Nominating Committee oversees risk associated with our Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments and conflicts of interest.  Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officer of Baltic Trading other than Peter C. Georgiopoulos, for whom information is set forth above under the heading “Nominee Information”:

Name	Age	Position

John C. Wobensmith	40	President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer

John C. Wobensmith has served as our President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer since March 2010.  Mr. Wobensmith has served as Chief Financial Officer and Principal Accounting Officer of Genco Shipping & Trading Limited since April 4, 2005.  Mr. Wobensmith is responsible for overseeing our accounting and financial matters.  Mr. Wobensmith has over 15 years of experience in the shipping industry, with a concentration in shipping finance. Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. He has a bachelors degree in economics from St. Mary’s College of Maryland, and holds the Chartered Financial Analyst designation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the Company’s compensation program as it relates to our Chairman, Peter C. Georgiopoulos, and our President and Chief Financial Officer, John C. Wobensmith.  We treat Peter C. Georgiopoulos as an executive officer of the Company for securities laws purposes, although he is not an employee or a corporate officer and is not paid a salary.

The Company does not employ any staff but instead receives management services to operate its business under its Management Agreement with Genco.   The Company does not pay a salary or cash bonus to its Chairman or its President (or any other personnel).  The Company’s Compensation Committee has only considered compensation awards to individuals in the form of discretionary restricted stock grants and only for its Chairman and its President where the executive has made achievement of an extraordinary milestone in the Company’s business possible, such as the Company’s initial public offering, or where the executive has made significant contributions the Company’s favorable performance or accomplishments in a given year.  In this way, the Company seeks to reward performance while providing appropriate incentives going forward.  Other than grants to our directors as such as described below under “Director Compensation,” only Messrs. Wobensmith and Georgiopoulos have received restricted stock grants from the Company.

Detailed compensation information for our Chairman and our President is presented in the tables following this discussion in accordance with SEC rules.

Overview of 2010

As the Company’s first year as a public company, fiscal 2010 was a successful year despite a challenging business environment.  After being formed in October 2009 by Genco Shipping & Trading Limited (“Genco”), an international drybulk shipping company that also serves as our Manager, the Company completed its initial public offering in March 2010.  Since then, notwithstanding unfavorable market conditions, we continued to lay the foundation for future growth in 2011 and beyond.  In particular, the Company successfully completed the acquisition of its initial fleet of six vessels as well as an additional three vessels from companies within the Metrostar group.   The Company also established its $100 million senior secured credit facility in 2010, which it amended later in the year to increase the commitment to $150 million, decrease the interest rate from a margin over LIBOR of 3.25% to a margin of 3.00%, and obtain more favorable amortization terms.  Through completing these vessel acquisitions and enhancing the terms of its credit facility in last year’s challenging environment, the Company’s management thus positioned the Company to bring long-term value to shareholders.

The Company achieved strong financial results for 2010, even though the Company had only commenced vessel operations in April 2010 and faced volatile conditions in the drybulk spot market.  Our Compensation Committee considered the Company’s performance for the six months ended September 30, 2010 against certain peer group companies described below in such metrics as revenue; EBITDA; operating income; net income; returns on equity and on invested capital; EBITDA, operating, and profit margins; market capitalization; and total return to shareholders.  The Company’s performance compared favorably in most of these metrics, which the Company believes is noteworthy given that the peer group members are larger, established companies.  The Company achieved these results with a small executive team who oversaw the efficient commercial and technical management of its vessels by Genco under the Company’s Management Agreement with Genco.  At the same time, 2010’s market conditions resulted in lower charter rates and a negative impact to our net income.  As with other drybulk shippers, 2010 saw an overall decline in the Company’s stock price, despite the Company’s strong financial performance.

As the Company was formed in the fourth quarter of fiscal 2009, there is no corresponding data to compare compensation awarded in fiscal 2010 versus the prior fiscal year.

How Compensation is Determined

Role of Compensation Committee.  Our executive compensation program is overseen by the Compensation Committee, which is composed of two non-employee directors:  Basil G. Mavroleon and Edward Terino.  The Compensation Committee establishes and administers our compensation policies, and determines or recommends equity grants to the Company’s senior management under the Company’s 2010 Equity Incentive Plan.

The Compensation Committee conducted an evaluation of our Chairman and our President to determine what compensation is appropriate based on the considerations discussed in this section.  In evaluating compensation for our Chairman and our President for 2010, which was the year in which our Compensation Committee was formed, the Compensation Committee reviewed summaries that included the terms of previously granted and proposed restricted stock grants.

Role of Compensation Consultant.  The Compensation Committee has selected and directly retained Steven Hall & Partners, an independent compensation consultant, to review the Company’s non-employee directors’ compensation program for competitiveness in regards to levels and methods of compensation and to advise on current trends and issues in non-employee directors’ compensation.  The Compensation Committee also retained Steven Hall & Partners for assistance in matters including evaluating compensation and performance data for peer companies; advising the Compensation Committee on current trends in executive compensation, methods of evaluation and different compensation mechanisms; and responding to other issues raised by the Compensation Committee.  The Compensation Committee did not solicit recommendations from this or any other consultant as to the form or amounts of compensation to be awarded to our Chairman and our President.

Role of Management.  The Compensation Committee consults with our Chairman and our President regarding compensation matters generally.

Our Compensation Philosophy

The Company conducts its business under the leadership of our Chairman and our President, with other services needed for the Company’s business being provided by Genco under the Management Agreement.  The

Company’s goal for its executive compensation program is therefore to attract, motivate and retain key high-level executives who will provide leadership for the Company’s success and enable the Company to compete effectively.  Accordingly, other than compensation to its Board of Directors, the Company has provided compensation awards only to Messrs. Wobensmith and Georgiopoulos.   The Company’s compensation awards to date have consisted solely of grants of restricted stock awarded in special circumstances, namely our initial public offering, or as the Compensation Committee deems appropriate in its discretion to reward executives for contributions the Company’s favorable performance or accomplishments in a given year.  The Company thus seeks to align our Chairman’s and our President’s interests with shareholders and provide them with appropriate incentives going forward to achieve the Company’s annual and longer term performance objectives.

Given the manner in which the Company conducts its business, as well as the cyclical nature of the shipping industry and the volatile and unpredictable markets in which the Company operates, the Company does not establish targets for executive compensation, and compensation levels generally are not determined through a benchmarking process.  Instead, the compensation of our senior executives is generally determined or recommended by the Compensation Committee in its discretion following a review of the Company’s performance and individual contributions to that performance.  This approach allows flexibility in awards based on the Compensation Committee’s assessment of each executive’s performance and allows the Compensation Committee to tailor overall compensation to our executives as a group.

Compensation Objectives

Performance.  The amount of any equity grant is based on the Compensation Committee’s assessment of factors including the Company’s performance and the grantee’s individual performance and contributions to improving shareholder value.  Specific factors affecting compensation decisions include:

•	key financial measurements;

•	strategic objectives such as acquisitions, dispositions or joint ventures;

•	the Company’s ability to acquire and dispose of vessels on favorable terms; and

•	achieving operational goals for the Company or particular area of responsibility for the grantee such as operations, chartering or finance.

As the Company’s overall performance is an important factor in executive compensation, the Compensation Committee compared the Company’s performance to a peer group of publicly-traded drybulk and other shipping companies consisting of DHT Holdings, Inc., Diana Shipping Inc., DryShips, Inc., Eagle Bulk Shipping, Inc., Excel Maritime Carriers Ltd. General Maritime Corporation, GulfMark Offshore, Inc., Hornbeck Offshore Services, Inc., International Shipholding Corp., K-Sea Transportation Partners L.P., Omega Navigation Enterprises, Inc., Overseas Shipholding Group, Inc., TBS International PLC, , and Teekay LNG Partners L.P.  The Compensation considered the Company’s relative performance to this peer group on such metrics as revenue; EBITDA; operating income; net income; returns on equity and on invested capital; EBITDA, operating, and profit margins; market capitalization; and total return to shareholders.  A detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2010 Annual Report on Form 10-K filed with the SEC on March 10, 2011.

Alignment of Interests.  We seek to align the interests of our Chairman and our President with those of our investors by evaluating executive performance on the basis of financial measurements which we believe are relevant measurements of long-term shareholder value.  In 2010, these included:

•	revenue;

•	net income;

•	total capital;

•	return on equity;

•	return on invested capital; and

•	total shareholder return.

The Compensation Committee believes that use of equity incentive compensation aligns the interests of our Chairman and our President with shareholders, as equity incentive compensation links compensation to shareholder value and investment risks because the total value of those awards corresponds to stock price appreciation.

Recruitment and Retention.  To attract and retain highly-skilled service personnel, we believe that the compensation of our Chairman and our President should reflect the value of their jobs in the marketplace.  We attempt to retain our executives by using continued service as a determinant of total pay opportunity.  In this connection, we have provided for extended vesting terms of our equity grants to our executives.

Elements of the Compensation Program

The compensation program for our Chairman and our President currently consists only of equity awards.  As our Chairman and our President are also named executives of Genco, they receive additional compensation from Genco, which includes awards of Genco’s restricted stock to both individuals and payments of salary, cash bonuses, and other benefits to Mr. Wobensmith.

Equity Awards

The Company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with our shareholders and retain the executives through the term of the awards.  The Company does not have any specific policy on the timing of award grants.    We consider the grant size and form of award when making award decisions.

Restricted Stock Awards.  The Company believes long-term equity awards in the form of restricted stock awards are an effective way to attract and retain a talented executive team and align executives interests with those of shareholders.

Our Chairman and our President each received two grants of restricted stock awards in 2010:  the first was made in March 2010 in connection with the completion of the Company’s initial public offering , and the second was made in December 2010 in connection year–end compensation.  Restrictions on the shares of restricted stock granted to these individuals lapse ratably in 25% increments on the first four anniversaries of March 15, 2010, in the case of the March 2010 award, and on the first four anniversaries of November 15, 2010, in the case of the December 2010 award.  The restrictions applicable to the shares granted to these individuals will also lapse in full upon a change of control.  In addition, to the extent that such restrictions were scheduled to have lapsed during the one year period following the executive’s termination of employment due to death or disability, they will lapse immediately prior to any such termination.

During the restricted period, unless otherwise determined by the Compensation Committee, each restricted stock grant entitles the recipient to receive payments from the Company of any dividends declared and paid by the Company on its common stock.  As the executives share commensurately with other shareholders in receiving dividends, they likewise share in the recognition of the current income generation and future change in stock price.  However, if any such restricted shares do not vest, the holders of the non-vesting shares must repay any dividends that were paid to them on the non-vesting shares unless the Board or the Compensation Committee determines otherwise.

The number of shares of restricted stock granted to our Chairman and our President in 2010 are shown in the Grants of Plan-Based Awards Table on page 15.

Compensation for Our Chairman and Our President in 2010

The specific compensation decisions made for our Chairman and our President for 2010 reflect the consummation of our initial public offering and the achievement of several operational, financing, technical and commercial successes, despite a challenging market environment.  A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2010 Annual Report on Form 10-K, which was filed with the SEC on March 10, 2011.

In determining the compensation of our Chairman and our President, we took into account the contributions of each individual to the performance of the Company as a whole in establishing his compensation.  The Compensation Committee viewed 2010 as a successful year for the Company punctuated by a number of achievements by our executives, including the following:

•	Successfully completing the Company’s initial public offering.

•	Successfully completing the acquisition of our initial fleet of six vessels.

•	Successfully completing the acquisition of three additional Handysize vessels from companies within the Metrostar group.

•	Entering into and favorably negotiating an amendment of the Company’s revolving credit facility in an unfavorable lending environment.

•	Fixing six vessels on spot related charters for 11 to 13.5 months.

           John C. Wobensmith. The Compensation Committee recommended Mr. Wobensmith’s compensation based on his important contributions to the Company in fiscal 2010.  Mr. Wobensmith receives no salary or bonus from the Company.  With respect to fiscal year 2010, Genco’s Compensation Committee determined to make an award of 108,000 shares of restricted stock to Mr. Wobensmith in recognition of his substantial role in the Company’s completed initial public offering, and our Compensation Committee determined to make another award of 25,000 shares of restricted stock with regard to his significant subsequent efforts in 2010, including his roles in facilitating the Company’s vessel acquisitions, negotiating with the Company’s lenders and serving as the Company’s main representative to investors and lenders.  In considering Mr. Wobensmith’s compensation in respect of fiscal 2010, the Compensation Committee considered the compensation approved by Genco for Mr. Wobensmith for such year, the details of which are described in Genco’s 2011 proxy statement as filed with the SEC (the “Genco 2011 Proxy”).  Further details of the compensation awarded by the Company to Mr. Wobensmith, including the terms applicable to the restricted stock grants, are set forth below in this proxy statement under “Executive Compensation.”

Peter C. Georgiopoulos.  In determining compensation for our Chairman, the Compensation Committee considers Mr. Georgiopoulos’ annual director compensation for his service on the Board.  We expect that equity awards for our Chairman other than for his service as a director will be determined based on his involvement in successful strategic and transactional work for us.  The Company relies significantly on Mr. Georgiopoulos for his contributions in determining its strategic direction and as a key participant in its relationships with investors and lenders.  Mr. Georgiopoulos receives no salary or bonus from the Company.  Mr. Georgiopoulos’ 2010 compensation reflects his unique role as the publicly recognized leader of the Company and a prominent figure in the shipping industry.  With respect to fiscal year 2010, Genco’s Compensation Committee determined to make an award of 358,000 shares of restricted stock to Mr. Georgiopoulos in recognition of his key role in designing and implementing the Company’s initial public offering, and our compensation Committee determined to make another award of 80,000 shares of restricted stock with regard to his efforts in 2010 given his significant contributions during the year, including his important role in facilitating the Company’s vessel acquisitions, negotiating with the Company’s lenders and serving as a vital representative of the Company to the investment community.  In fiscal 2010, Mr. Georgiopoulos also received an award of 2,500 shares of restricted stock that the full Board determined to award to all directors for service on the Board generally.  In considering Mr. Georgiopoulos’ compensation in respect of fiscal 2010, the Compensation Committee took into account that Mr. Georgiopoulos had received $28,000 in director fees and an award of 2,500 shares of restricted stock of Genco for his service as a director and that Genco’s Compensation Committee was proposing to award a year-end grant of 200,000 restricted shares of Genco’s common stock.  Further details of the compensation awarded by the Company to Mr. Georgiopoulos, including the terms applicable to the restricted stock grants, are set forth below in this proxy statement under “Executive Compensation.”

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to certain employees in excess of $1 million.  As the Company currently does not qualify for the exemption pursuant to Section 883 of the

Internal Revenue Code of 1986, its shipping income derived from U.S. sources, or 50% of its gross shipping income attributable to transportation beginning or ending in the United States, is subject to a 4% tax imposed without allowance for deductions. Further discussion of this exemption is provided in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2010, under the heading “Risk Factors—Company Specific Risk Factors—We may have to pay tax on U.S. source income . . .”  However, the Company views the amount of compensation that would currently be subject to Section 162(m), if any, not to be material.  For these reasons, the Company has not sought to structure its grants under its 2010 Equity Incentive Plan to qualify for exemption under Section 162(m).  The Compensation Committee intends to consider Section 162(m) in the future based on the amount of executive income and other factors.

Accounting for Stock-Based Compensation

The Company follows Accounting Standards Codification Topic 718, Stock Compensation, in accounting for nonvested stock issued under its 2010 Equity Incentive Plan.

Risk Assessment

The Compensation Committee is primarily responsible for overseeing the review and assessment of risks arising from the Company’s compensation policies and practices. The Company uses a number of approaches to mitigate excessive risk-taking, including the use of long-term incentive compensation and emphasizing qualitative goals in addition to quantitative metrics. Based on its review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of Baltic Trading’s executive officers or members of Baltic Trading’s Board of Directors or compensation committee and any other company’s executive officers, Board of Directors or compensation committee.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Basil G. Mavroleon, Chairman
Edward Terino

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table

The following table sets forth in summary form information concerning the compensation paid by us during the year ended December 31, 2010, the first year in which we paid compensation:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	All Other Compensation ($) (i)	Total ($) (j)
John C. Wobensmith President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer	2010	$ —	$ —	$1,778,250(2)	$ —	$1,778,250

Peter C. Georgiopoulos Chairman	2010	$ —	$ —	$5,899,000(3)	$28,000(4)	$5,927,000

(1)
The amounts in column (e) reflect the aggregate grant date fair value of restricted stock awards pursuant to the Company’s 2010 Equity Incentive Plan computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.  Additional information regarding stock awards is provided in the Grants of Plan-Based Awards table below.

(2)
Includes a special grant of 108,000 restricted shares of the Company’s common stock on March 10, 2010 in connection with our initial public offering, having a grant date fair value of $1,512,000.  See the table entitled “Grants of Plan-Based Awards” below for further details of Mr. Wobensmith’s grants made in 2010.

(3)
Includes a special grant of 358,000 restricted shares of the Company’s common stock on March 10, 2010 in connection with our initial public offering, having a grant date fair value of $5,012,000.  See the table entitled “Grants of Plan-Based Awards” below for further details of Mr. Georgiopoulos’ grants made in 2010.

(4)	Represents fees received for service on the Board of Directors or committees thereof.

The following table reflects awards of restricted stock under the Company’s 2010 Equity Incentive Plan during the year ended December 31, 2010:

Grants of Plan-Based Awards
Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock (i)	Grant Date Fair Value of Stock Awards ($) (l)
John C. Wobensmith	3/10/10 12/24/10	108,000(1)(4)(6) 25,000(2)(4)(6)	$1,512,000 $266,250
Peter C. Georgiopoulos	3/10/10 3/15/10 12/24/10	358,000(1)(5)(6) 2,500(3)(6) 80,000(2)(5)(6)	$5,012,000 $35,000 $852,000

(1)
Represents a special grant of restricted shares of the Company’s common stock in connection with our initial public offering.  The restrictions applicable to the shares lapse in four equal installments commencing on March 15, 2011 and on each of the first three anniversaries thereafter.

(2)
Represents a grant of restricted shares of the Company’s common stock for the year ended December 31, 2010.  The restrictions applicable to the shares lapse in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter.

(3)
Represents grant made to directors generally.  The restrictions applicable to the shares lapse on the earlier of March 15, 2011 or the date of the Company’s next annual shareholders meeting at which directors are elected.  Restrictions on such shares will lapse in full automatically upon the occurrence of a change of control (as defined under our 2010 Equity Incentive Plan) or upon Mr. Georgiopoulos’ death or disability.

(4)
Restrictions on these shares also lapse with respect to a pro rata percentage of the shares upon Mr. Wobensmith’s death or disability or termination without cause between two vesting dates, and will lapse in full upon the occurrence of a change in control (as defined in the relevant issuer’s equity incentive plan).

(5)
Restrictions on these shares also lapse in full immediately upon the occurrence of a change of control (as defined under the relevant issuer’s equity incentive plan) or the termination of Mr. Georgiopoulos’ service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with the relevant issuer’s Amended and Restated By-Laws.

(6)
Recipients of restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient’s grant agreement unless the Board of Directors waives the repayment requirement as to dividends on such shares.

The following table provides information on restricted stock awards under the 2010 Equity Incentive Plan that were not vested as of December 31, 2010:

Outstanding Equity Awards at Fiscal Year-End
Name (a)	Number of Shares of Stock That Have Not Vested (g)	Market Value of Shares of Stock that Have Not Vested ($) (1) (h)
John C. Wobensmith	133,000	$1,357,930
Peter C. Georgiopoulos	440,500	$4,497,505

(1)
The value of the unvested stock awards equals the number of unvested shares held multiplied by $10.21, the closing market price of the Company’s common stock on the NYSE on December 31, 2010, which was the last trading date of the year ended December 31, 2010.

No restricted stock awards granted to our named executive officers vested during the year ended December 31, 2010.

Potential Payments upon Termination or Change-in-Control

Accelerated Vesting of Restricted Stock

Under the terms of the restricted stock grant agreements between the Company and Mr. Wobensmith, all shares of restricted stock vest in full automatically upon the occurrence of a change of control (as defined under our 2010 Equity Incentive Plan) or the termination of Mr. Wobensmith’s service to the Company without cause (as defined under our 2010 Equity Incentive Plan).  In addition, if Mr. Wobensmith’s service to the Company is terminated by the Company by reason of his death or disability (each as defined under our 2010 Equity Incentive Plan), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date.   For purposes of these agreements, “service” means a continuous time period during which recipient of a restricted stock grant is at least one of the following:  an employee or a director of, or a consultant to, the Company.

Under the terms of the restricted stock grant agreement  between the Company and Mr. Georgiopoulos for the grant of 2,500 restricted shares that was awarded to our directors generally, all shares of restricted stock vest in full automatically upon a change of control (as defined under our 2010 Equity Incentive Plan) or upon Mr. Georgiopoulos’ death or disability.  Under the terms of the other restricted stock grant agreements between the Company and Mr. Georgiopoulos, all shares of restricted stock vest in full immediately upon the occurrence of a change of control (as defined under our 2010 Equity Incentive Plan) or the termination of Mr. Georgiopoulos’ service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with the Company’s Amended and Restated By-Laws.

In addition, under the terms of the restricted stock grant agreements for our two named executive officers, other than Mr. Georgiopoulos’ agreement for the grant of 2,500 restricted shares, if a payment, benefit, or distribution after a change in control causes the executive to owe excise tax under Section 4999 of the Internal Revenue Code, we will fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, the executive retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

The table below sets forth the vesting of restricted stock that the named executive officers would receive upon termination of their service to the Company under the following sets of circumstances:  change of control, termination without cause, and death or disability.   In each set of circumstances, we have assumed a termination as of the end of the day on December 31, 2010 and used the closing market price of our common stock on that date of $10.21 per share for purposes of the calculations for the table below:

Name	Value of Restricted Stock Subject to Accelerated Vesting ($)
	Change of Control	Termination without Cause	Death or Disability
John C. Wobensmith	$1,357,930(1)	$1,357,930	$225,549
Peter C. Georgiopoulos	$4,497,505(1)	$4,471,980	$4,497,505

(1)
In addition, the amount required to fund the excise tax to which our named executive officers would be subject under Section 280G of the Internal Revenue Code on a fully “grossed-up” basis on the value of restricted stock subject to accelerated vesting would be $84,736 for Mr. Wobensmith and $512,686 for Mr. Georgiopoulos.

Director Compensation

For fiscal year 2010, each of our directors received an annual fee of $28,000, a fee of $16,000 for an Audit Committee assignment, $12,000 for a Compensation Committee assignment and $6,000 for a Nominating and Corporate Governance Committee assignment, each of which are prorated amounts reflecting service commencing on March 15, 2010 rather than for a full year.    Also, Peter C. Georgiopoulos, Basil G. Mavroleon, Harry A. Perrin, Edward Terino and George Wood, as members of the Board, were each granted 2,500 restricted shares of common stock, with restrictions on all such shares to lapse, if at all, on the earlier of March 15, 2011 or the date of the Company’s next annual shareholders meeting at which directors are elected.  Restrictions on such shares will lapse in full automatically upon the occurrence of a change of control (as defined under our 2010 Equity Incentive Plan) or upon such director’s death or disability.  For fiscal year 2011, the amounts of the annual fee for each director and fees for committee assignments will remain the same as in fiscal year 2010.  We also expect to make annual restricted stock grants to each director for 2011 of 2,500 shares each.  We reimburse our directors for all reasonable expenses incurred by them in connection with serving on our board of directors.  The following table summarizes compensation earned by directors other than Mr. Georgiopoulos for the year ended December 31, 2010:

Name of Director (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	All Other Compensation ($) (g)	Total ($) (h)
Basil G. Mavroleon	$46,000	$35,000	$ —	$81,000
Harry A. Perrin	$50,000	$35,000	$ —	$85,000
Edward Terino	$56,000	$35,000	$ —	$91,000
George Wood	$50,000	$35,000	$ —	$85,000

(1)
Directors received an annual fee of $28,000, a fee of $16,000 for an Audit Committee assignment, $12,000 for a Compensation Committee assignment and $6,000 for a Nominating and Corporate Governance Committee assignment.

(2)
The amounts in column (c) reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 regarding the number of shares of the Company’s common stock that may be issued under the Company’s 2010 Equity Incentive Plan, which is the Company’s sole equity compensation plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and Rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$ —	1,416,500
Equity compensation plans not approved by security holders	—	—	—

Total	—	$ —	1,416,500

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company’s auditors. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter.  As set forth in the Charter, the Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of the Company’s internal controls, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

The Committee met with the Company’s independent auditors to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2010. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of the Company’s financial reporting. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  Finally, the Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect.  The Committee has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 10, 2011.

Submitted by the Audit Committee of the Board of Directors:

Edward Terino, Chairman
Harry A. Perrin
George Wood

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Baltic Trading’s voting common stock as of March 15, 2011 of:

•	each person, group or entity known to Baltic Trading to beneficially own more than 5% of our stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.

As of March 15, 2011, a total of 16,883,500 shares of common stock and 5,699,088 shares of Class B stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote, and each share of Class B stock is entitled to fifteen votes, on matters on which common shareholders are eligible to vote.  Holders of common stock and Class B stock vote together as a single class on all matters presented for vote, except as otherwise provided by law. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Common Stock and Class B Stock

Name and Address of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock Outstanding	Class B Stock Beneficially Owned	Percentage of Class B Stock Outstanding
Genco Shipping & Trading Limited (2)	—	—	5,699,088	100%
Peter C. Georgiopoulos	440,500 (3)	2.6%	—	—
John C. Wobensmith	139,310 (4)	*	—	—
Basil G. Mavroleon	2,500 (5)	*	—	—
Edward Terino	2,500 (5)	*	—	—
George Wood	2,500 (5)	*	—	—
Harry A. Perrin	2,500 (5)	*	—	—
Allianz Global Investors Capital LLC and NFJ Investment Group LLC (6)	1,113,600	6.6%	—	—
Hunter Global Investors L.P., Duke Buchan III, and affiliated entities (7)	1,393,989	8.3%	—	—
All Directors and executive officers as a group (6 persons)	589,810	3.5%	—	—

*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Baltic Trading Limited, 299 Park Avenue, 20th Floor, New York, NY 10171.
(2)	Shares of Class B stock reported consist solely of shares beneficially owned by Genco through a wholly-owned subsidiary, Genco Investments LLC.

(3)
Includes 358,000 restricted shares of our common stock granted on March 10, 2010, which vest in four equal installments commencing on March 15, 2011 and on each of the first three anniversaries thereafter; 2,500 restricted shares of our common stock granted on March 15, 2010, which vested on March 15, 2011; and

80,000 restricted shares of our common stock granted on December 24, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement. Mr. Georgiopoulos intends to pledge 92,000 shares of common stock as security for personal bank loans.

(4)
Includes 108,000 restricted shares of our common stock granted on March 10, 2010, which vest in four equal installments commencing on March 15, 2011 and on each of the first three anniversaries thereafter; and 25,000 restricted shares of our common stock granted on December 24, 2010, which vest in four equal installments commencing on November 15, 2011 and on each of the first three anniversaries thereafter.  The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(5)	Represents 2,500 restricted shares of our common stock granted on March 15, 2010, which vested on March 15, 2011.

(6)
Information is based on a Schedule 13G filed by Allianz Global Investors Capital LLC (“AGIC”) and NFJ Investment Group LLC (“NFJ”) on February 14, 2011.  The Schedule 13G reports that NFJ has sole voting power and sole dispositive power over 1,113,600 shares of the Company’s common stock.  Each of AGIC and NFJ is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended.  NFJ is a wholly-owned subsidiary of AGIC.  All 1,113,600 shares are held by investment advisory clients or discretionary accounts of which AGIC and/or NFJ is the investment adviser.  Investment advisory contracts grant to each of AGIC or NFJ voting and/or investment power over the securities held by each of their respective clients or in accounts that each of them manages.  AGIC and NFJ each disclaim beneficial ownership of such shares except to the extent of such entity’s pecuniary interest therein.  The address of AGIC is 600 West Broadway, Suite 2900, San Diego, CA 92101.  The address of NFJ is 2100 Ross Avenue, Suite 700, Dallas, TX 75201.

(7)
Information is based on a Schedule 13G/A filed by Duke Buchan III, Hunter Global Investors L.P. (“Investors”), Hunter Global Associates L.L.C. (“Associates”), Hunter Global Investors Fund I L.P. (“Fund I”), Hunter Global Investors Offshore Fund Ltd. (“Offshore”), and Hunter Global Investors SRI Fund Ltd. (“SRI”) on February 11, 2011.  Mr. Buchan, as senior managing member of Associates and as the sole member of the general partner of Investors, has shared voting power and shared dispositive power over 1,393,989 shares of the Company’s common stock.  Investors, as investment manager of Fund I, Offshore, and SRI, has shared voting power and shared dispositive power over 1,393,989 shares of the Company’s common stock.  Associates, as general partner of Fund I, has shared voting power and shared dispositive power over 357,140 shares of the Company’s common stock.  Fund I has shared voting power and shared dispositive power over 357,140 shares of the Company’s common stock.  Offshore has shared voting power and shared dispositive power over 997,678 shares of the Company’s common stock.  SRI has shared voting power and shared dispositive power over 39,171 shares of the Company’s common stock.  The address of the business office of Mr. Buchan and each of the foregoing entities is 485 Madison Avenue, 22nd Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Genco Shipping & Trading Limited

In connection with the Company’s initial public offering in 2010, Genco Investments LLC, a wholly owned subsidiary of the Genco (“Genco Investments”), entered into a registration rights agreement with the Company pursuant to which the Company granted Genco Investments and its affiliates certain registration rights with respect to the Company’s common stock and Class B stock owned by them. Pursuant to the agreement, Genco Investments has the right, subject to certain terms and conditions, to require the Company, on up to three separate occasions following the first anniversary of its initial public offering, to register under the Securities Act of 1933, as amended (or the Securities Act), shares of the Company’s common stock, including common stock issuable upon conversion of Class B stock, held by Genco Investments and its affiliates for offer and sale to the public (including by way of underwritten public offering) and incidental or “piggyback” rights permitting participation in certain registrations of common stock by the Company.  Genco Investments currently owns 5,699,088 shares of Baltic Trading’s Class B stock.

In 2010, the Company entered into a Management Agreement with Genco pursuant to which Genco provides the Company with commercial, technical, administrative and strategic services.  The Management Agreement is for an initial term of approximately 15 years and will automatically renew for additional five-year periods unless terminated in accordance with its terms.  The Company pays Genco for the services it provides us as well as reimburses Genco for its costs and expenses incurred in providing certain of these services.  The Company pays Genco a commercial services fee of 1.25% of gross charter revenues generated by each vessel; a technical services fee of $750 per ship per day, subject to increase based on the Consumer Price Index; and a sale & purchase fee equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of a vessel by us.   For the year ended December 31, 2010, the Company incurred costs of $5,490,783 pursuant to the Management Agreement.  Of the total costs incurred, $3,839,500 was related to the 1% purchase fee and was capitalized as part of vessel assets.  At December 31, 2010 and 2009, the amount due to Genco from the Company was $1,654,669 and $0, respectively, for such services.  Additionally, during the year ended December 31, 2010, Genco incurred costs of $337,235 on the Company’s behalf to be reimbursed to Genco pursuant to the Management Agreement.  At December 31, 2010 and 2009, the amount due to Genco from the Company was $68,572 and $849,929, respectively, for such costs.

Also in 2010, the Company entered into an Omnibus Agreement with Genco pursuant to which Genco has a right of first refusal with respect to business opportunities generally except with respect to certain spot charter opportunities, as to which the Company a right of first refusal.  So that Genco may comply with a provision in one of its existing credit facilities, the Omnibus Agreement further provides that the Company will not issue any shares of preferred stock without the Genco’s prior written consent.

Transactions with Aegean Marine Petroleum Network, Inc.

In  2010, the Company entered into an agreement with Aegean Marine Petroleum Network, Inc. (“Aegean”) to purchase lubricating oils for certain vessels in its fleet.  Peter C. Georgiopoulos is Chairman of the Board of Aegean.  During the year ended December 31, 2010, Aegean supplied lubricating oils to Baltic Trading’s vessels aggregating $646,116.  At December 31, 2010, $137,993 remained outstanding to Aegean.

Other Transactions

During 2010, the Company incurred legal services (primarily in connection with vessel acquisitions) aggregating $156,090 from Constantine Georgiopoulos, the father of Peter C. Georgiopoulos, Chairman of the Board. At December 31, 2010, $0 was outstanding to Constantine Georgiopoulos.

Review and Approval of Transactions with Related Persons

In March 2010, our Board of Directors adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of any class of the Company’s voting securities, immediate family members of the foregoing).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company.  In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.  If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP as Baltic Trading’s independent auditors to audit the financial statements of Baltic Trading for the fiscal year ending December 31, 2011 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

If the shareholders fail to ratify the selection, our Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Baltic Trading and its shareholders.

Fees to Independent Auditors for Fiscal 2010 and 2009

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal 2010 and fiscal 2009 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2010 and fiscal 2009.

Type of Fees	2010	2009
	($ in thousands)	($ in thousands)
Audit Fees	$220	$14
Audit-Related Fees	$82	$118
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$302	$132

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to the auditor for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include services associated with primary and secondary offerings of our common stock in the past two fiscal years and other matters related to our periodic public filings; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policy for Services Performed by Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories:  audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS BALTIC TRADING’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives directly relates to the Company’s financial results and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as performance against our peers.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to shareholders for a non-binding advisory vote to approve the compensation of our named executives pursuant to Section 14A of the 1934 Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the 2011 Annual Meeting:

“RESOLVED, that the shareholders of Baltic Trading Limited approve, on an advisory basis, the compensation of its named executives as disclosed in the Proxy Statement for the 2011 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s named executives, as disclosed in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF ITS NAMED EXECUTIVES, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the 1934 Act, the Company is required to submit to shareholders an advisory vote as to whether the shareholder advisory vote to approve the compensation of its named executives — Proposal No. 3 above — should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

In formulating its recommendation, the Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•
Our compensation program is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation, which constitutes a significant portion of the compensation of our named executives;

•
A three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures; and

•	A three-year cycle will provide shareholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

Accordingly, the following resolution is submitted for shareholder vote at the 2011 Annual Meeting:

“RESOLVED, that the highest number of votes cast by the shareholders of Baltic Trading Limited for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executives included in the proxy statement:

• yearly or

• every two years or

• every three years”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, as this is an advisory vote, the result will not be binding on our Board or the Company. Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to shareholders an advisory vote to approve the compensation of its named executives included in the Company’s proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “EVERY THREE YEARS”.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE OPTION OF “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF ITS NAMED EXECUTIVES INCLUDED IN THE COMPANY’S PROXY STATEMENT.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2012 Annual Meeting of Shareholders must be received by Baltic Trading at its offices in New York, New York, addressed to the Secretary, not later than November 26, 2011, if the proposal is submitted for inclusion in Baltic Trading’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934, or not earlier than November 15, 2011 and not later than December 15, 2011 if the proposal is submitted pursuant to Baltic Trading’s By-Laws.  Such proposals must comply with Baltic Trading’s By-Laws and the requirements of Regulation 14A of the 1934 Act.

In addition, Rule 14a-4 of the 1934 Act governs Baltic Trading’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Baltic Trading’s 2012 Annual Meeting of Shareholders, if Baltic Trading is not provided notice of a shareholder proposal on or after November 15, 2011, but not later than December 15, 2011, Baltic Trading will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, Baltic Trading’s executive officers and directors and persons who own more than 10% of a registered class of Baltic Trading’s equity securities, or 10% holders, are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, Baltic Trading’s common stock. Based solely on a review of copies of such reports furnished to Baltic Trading, and written representations that no reports were required, Baltic Trading believes that during the fiscal year ended December 31, 2010 its executive officers, directors, and 10% holders complied with the Section 16(a) requirements.

ANNUAL REPORT ON FORM 10-K

Baltic Trading will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2011 (without the exhibits attached thereto) to any person who was a holder of Baltic Trading common stock on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held Baltic Trading common stock on the Record Date and should be submitted to John C. Wobensmith, President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading, at 299 Park Avenue (20th Floor), New York, New York 10171.

CHARITABLE CONTRIBUTIONS

During fiscal years 2009 and 2010, the Company did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John C. Wobensmith
John C. Wobensmith
President, Chief Financial Officer, Principal
Accounting Officer, Secretary and Treasurer

Dated:  March 25, 2011

BALTIC TRADING LIMITED 299 PARK AVENUE 20TH FLOOR NEW YORK, NY 10171
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Baltic Trading Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M31643-P07926	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BALTIC TRADING LIMITED The Board of Directors recommends you vote FOR items 1, 2, and 3. Vote on Directors	For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) in the line below
1. Election of Directors Nominees: 01) Peter C. Georgiopoulos 02) Basil G. Mavroleon	❒	❒	❒		_____________________________________

Vote on Proposals
		For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent auditors of Baltic Trading for the fiscal year ending December 31, 2011.		❒	❒	❒

3. To approve a non-binding, advisory resolution regarding compensation of Baltic Trading's named executive officers.		❒	❒	❒

The Board of Directors recommends you vote for 3 YEARS on item 4.	3 Years	2 Years	1 Year	Abstain

4. To recommend, by non-binding vote, the frequency of executive compensation votes.	❒	❒	❒	❒

NOTE:  Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)       ❒

Please indicate if you plan to attend this meeting.   ❒   ❒
                          Yes         No

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full titles as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Company’s Notice & Proxy Statement for the 2011 Annual Meeting of Shareholders and its
2011 Annual Report to Shareholders are available at www.proxyvote.com.

M31644-P07926

BALTIC TRADING LIMITED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 12, 2011

The shareholder(s) hereby appoint(s) Peter C. Georgiopoulos and John C. Wobensmith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Baltic Trading Limited that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 1:45 p.m. Eastern Time on Thursday, May 12, 2011, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, and any adjournment or postponement thereof, with all the powers the shareholders would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR 3 YEARS FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ___________________________________________________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side